Inland Retail Real Estate Trust, Inc.
                              Sticker Supplement

  This Sticker Supplement No. 10 dated February 22, 2000 to our Prospectus dated February 11, 1999 summarizes Supplement No. 10 which updates information in the "Real Property Investments," "Plan of Distribution," "How to Subscribe," and "Distribution Reinvestment and Share Repurchase Programs" sections of our Prospectus and includes the new form of Subscription Agreement to elect the deferred commission option as Appendix A. Supplement No. 10 expands upon, supplements, modifies or supersedes certain information contained in the Prospectus and its Supplement No. 9 dated February 2, 2000, and must be read in conjunction with our Prospectus and that Supplement. Any word that is capitalized in this Sticker Supplement but not defined has the same meaning as in our Prospectus.

                           Real Property Investments

Conway Plaza, Orlando, Florida
  On February 9, 2000, we purchased Conway Plaza, an existing shopping center containing 119,423 gross leasable square feet. This shopping center is located at the southeast corner of Curry Ford and Conway Roads in Orange County, Orlando, Florida. We purchased this property in an all cash transaction for $8,540,363. This price represents approximately $72 per square foot of leasable space. As of February 9, 2000, our new property was approximately 97% leased. The tenants leasing more than 10% of the total square footage include Publix and Beall's Outlet Store.

                             Plan of Distribution

  As of February 11, 2000, we had sold 6,148,060 shares resulting in gross proceeds of $61,468,604. Inland Securities Corporation, an affiliate of our Advisor, serves as dealer manager of this Offering and is entitled to receive selling commissions and certain other fees, as discussed further in our Prospectus. As of February 11, 2000, we have incurred $5,827,517 of commissions and fees payable to Inland Securities Corporation, which will result in our receipt of $55,641,087 of net proceeds from the sale of those 6,148,060 shares. An additional 66,851 shares have been sold pursuant to our Distribution Reinvestment Program as of February 11, 2000, for which we have received additional net proceeds of $635,084. We also pay an affiliate of our Advisor, which is owned principally by individuals who are affiliates of Inland, fees to manage and lease our properties. As of December 31, 1999, we have incurred and paid property management fees of $225,665, of which $201,835 were retained by the mentioned affiliate of our Advisor. Our Advisor may also receive an annual asset management fee of not more than 1% of our average invested assets, to be paid quarterly. As of the end of the quarter ending December 31, 1999, we had not paid or incurred any asset management fees. We may pay expenses associated with property acquisitions of up to .5% of the money that we raise in this Offering but in no event will we pay acquisition expenses on any individual property that exceeds 6% of its purchase price. Acquisition expenses totaling $1,538,776 are included in the purchase prices we have paid for all our properties purchased through February 11, 2000, which includes $40,363 of acquisition expenses paid in connection with the purchase
of Conway Plaza.   After the purchase of Conway Plaza, we had invested
approximately $41,040,000 in properties that we purchased for an aggregate purchase price of approximately $135,876,000, and after expenditures for organization and offering expenses and acquisition expenses and establishing appropriate reserves, as of February 11, 2000, we had net offering proceeds of approximately $11,270,000 available for investment in additional properties.





                               SUPPLEMENT NO. 10
                            DATED FEBRUARY 22, 2000
                   TO THE PROSPECTUS DATED FEBRUARY 11, 1999
                   OF INLAND RETAIL REAL ESTATE TRUST, INC.

We are providing this Supplement No. 10 to you in order to supplement our Prospectus. This Supplement No. 10 updates information in the "Real Property Investments," "Plan of Distribution," "How to Subscribe," and "Distribution Reinvestment and Share Repurchase Programs" sections of our Prospectus and includes the new form of Subscription Agreement to elect the deferred commission option as Appendix A. This Supplement No. 10 expands upon, supplements, modifies or supersedes certain information contained in the Prospectus and its Supplement No. 9 dated February 2, 2000, and must be read in conjunction with our Prospectus and that Supplement. Any word that is capitalized in this Supplement but not defined has the same meaning as in our Prospectus.

                           Real Property Investments

Conway Plaza, Orlando, Florida

On February 9, 2000, we purchased an existing shopping center known as Conway Plaza located on approximately 17 acres and containing 119,423 gross leasable square feet. Conway Plaza Shopping Center is a food-anchored community shopping center located at the southeast corner of Curry Ford and Conway Roads in Orange County, Orlando, Florida.

We purchased Conway Plaza from an unaffiliated third party by paying the entire purchase price we paid for the property in cash. The property will be financed in the future. Our wholly owned Florida limited liability company, Inland Southeast Conway, L.L.C., owns the entire fee simple interest in Conway Plaza. Our total acquisition cost, including expenses, was approximately $8,540,363. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is approximately $72 per square foot of leasable space, which consists of the following:

    *   Purchase Price......................................... $  8,500,000
    *   Acquisition costs to third parties.....................       40,363

                                 TOTAL......................... $  8,540,363
                                                                =============

In evaluating this property as a potential acquisition, we considered a variety of factors including location, demographics, tenant mix, price per square foot, occupancy and the fact that overall rental rates at the shopping center are comparable to market rates. We believe that the shopping center is located within a vibrant economic area. We did not consider any other factors materially relevant to the decision to acquire this property.

We anticipate expending not more than approximately $250,000 for roof repairs and parking lot and landscaping improvements over the next one to two years. It is unlikely that the majority of such expenditures will be passed through to the tenants.

An environmental assessment conducted in 1994 identified the presence of tetrachloroethylene (PCE) and trichloroethylene (TCE) in the groundwater at the property. The PCE and TCE were reportedly present as the result of releases primarily from a dry cleaner located adjacent to our property, and secondarily, from a dry cleaner that for approximately 30 years, and until August 1998, was a tenant at our property.

Based upon a sampling of groundwater in January 2000, there is an environmental risk at the site but we have been advised that it appears to be relatively low because the on-site contamination measured in water samples taken in 1994 has diminished significantly. Additionally, based upon the results of the sampling in January 2000 of surface water, we have been advised that there is no apparent environmental risk off our site as nothing of environmental concern was detected in the water samples taken from the lake adjacent to and downgradient of our property. Therefore, we do not at this time anticipate any third-party having a legal basis for making a claim or filing a lawsuit against us for existing conditions.

The federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") imposes strict liability for all cleanup costs on the current owner of property where there has been a release or threatened release of hazardous substances. PCE and TCE are such hazardous substances. While the federal government under CERCLA may always perform a response action at the facility or require the owner to do so, in light of the fact that the State of Florida is dealing with the property as explained below and given the facts known to date, absent changed circumstances, we have been advised that such possibility is small. In addition, there has been no indication that the federal government is interested in the site.

The State of Florida has established a state-funded dry cleaning solvent cleanup program to clean up properties that are contaminated as a result of the operations of a dry cleaning facility. This program is administered by the Florida Department of Environmental Protection. The program limits the liability of the owner, operator and real property owner of facilities for cleanup of solvent contamination if certain stated conditions are met.

The former tenant submitted an application for eligibility in the Florida program in December 1996. The site was accepted in the program in April 1997 with a deductible of $1,000. Assessment and cleanup under the program is implemented according to a priority ranking system established by the Florida Department of Environmental Protection. In view of the site's priority ranking as of January 2000, the site will most likely not be addressed for cleanup under the program until at least the year 2001. The adjacent off-site dry cleaner has also been accepted in the program and its cleanup will be scheduled concurrently with our property. Even though our property may have been contaminated by the upgradient and adjacent dry cleaner, there presently is probably no possibility of our recovering anything from that entity.

Regardless of a site's eligibility for this program, real property owners are authorized to conduct rehabilitation activities at any time. The law provides limited liability protection under certain conditions. However, the owner may not seek cost recovery from the Florida fund.

We do not plan on conducting our own rehabilitation activities. Instead, we intend to have the property assessed and, if necessary, cleaned up through the Florida program whenever the program is ready to start cleanup on the property.

In addition, we have purchased an environmental impairment insurance policy for known and unknown environmental contamination at the site providing coverage of up to $5 million for each loss and for the total of all losses, for a term of 10 years. The insurance covers on-site cleanup where the cleanup costs result from a governmental mandate of corrective action from pollution conditions at, on or within the site to which the insurance applies. Further, the third party pollution liability coverage will cover sums that we become legally obligated to pay as damages arising out of claims for bodily injury or property damage that result from pollution conditions at, on or emanating from our site.

We believe that this property is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained and has been professionally managed. This property will be subject to competition from similar shopping centers within its market area, and its economic performance could be affected by changes in local economic conditions.

Conway Plaza, which was constructed between 1966 and 1981 and substantially renovated in 1999 (with Publix being newly rebuilt in 1999), is a single-story, multi-tenant, retail center. As of February 9, 2000, this property was approximately 97% leased. In addition to the main building, there are three outbuildings. The smallest outbuilding consists of three tenant spaces, each of 1,200 square feet. Weighco of Florida and the Nail Salon are tenants in this outbuilding, and one of the tenant spaces is vacant. Separated from the smallest outbuilding by a few feet is the largest outbuilding, consisting of two tenant spaces of 5,100 square feet each and another of 6,015 square feet. The 6,015 square foot space was completely renovated in 1999 and is occupied by Coldwell Banker. Centered Health Care, P.A. and Greenberg Dental are tenants in each of the 5,100 square foot spaces in this larger building. The third outbuilding is a stand alone metal structure of 3,050 square feet leased by Fabriclean.

Two tenants, Publix (a supermarket) and Beall's Outlet Store (a discount department clothing store), each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:

                                           Base Rent
                  Approximate             Per Square
                     GLA                    Foot Per
                    Leased     % of Total    Annum           Lease Term
  Lessee           (Sq. Ft.)      GLA         ($)       Beginning       To
   -----------    ----------- ----------- ------------ ------------ ---------
Publix               37,888      31.73       7.75         10/99        10/19
  Options (1) (3)                            7.75         11/19        10/49

Beall's Outlet
  Store              12,000      10.05       5.00         05/97        04/01
  Options (2) (3)                            5.25 to      05/01        04/25
                                             7.00

(1) There are six successive five-year renewal options at the same base rent per square foot per annum.

(2) There are eight successive three-year renewal options. The base rent per square foot increases by $.25 per square foot for each option.

(3) Publix and Beall's Outlet Store are obligated to pay, as additional rent, a percentage of gross sales in excess of a prescribed amount, subject, in the case of Beall's Outlet Store, to a specified maximum amount. However, neither Publix or Beall's Outlet Store are currently paying percentage rent since their gross sales have not reached the prescribed amounts.

For federal income tax purposes, our depreciable basis in this property will be approximately $6,394,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 15 years, respectively. Real estate taxes for 1999 (the most recent tax year for which information is generally available) were $74,661.

On February 9, 2000, a total of 115,823 square feet was leased to 20 tenants at this property. The following tables set forth certain information with respect to our leases with those tenants as of February 9, 2000:

                  Approximate                                      Base Rent Per
                      GLA                             Current       Square Foot
                    Leased      Lease     Renewal    Annual Rent     Per Annum
  Lessee           (Sq. Ft.)    Ends      Options        ($)            ($)
  ------          ----------    -----     -------    -----------    -----------
Publix              37,888      10/19       6/5        293,632          7.75
Paramount Health
  Club               8,410      03/00        -          63,075          7.50
Henry's Vacuum       1,200      07/00        -          12,000         10.00
Weighco of Florida   1,200      07/00        -          12,660         10.55
Sunshine Laundry     1,800      12/01       1/5         22,284         12.38
Nail Salon           1,200      12/00        -          12,600         10.50
Fabriclean           3,050      01/01        -          24,980          8.19
Beall's Outlet
  Store             12,000      04/01       8/3         60,000          5.00
A+ Liquors           1,300      04/01        -          13,156         10.12
Coldwell Banker      6,015      07/01        -          48,782          8.11
Players Sport Pub    5,700      08/01        -          49,590          8.70
Players Sport Pub (2)1,400      08/01        -           1,204          0.86
Great Clips          1,600      09/02        -          16,000         10.00
Greeting Card
  Depot              1,800      03/03        -          15,600          8.67
Nature's Market      2,200      10/03        -          22,000         10.00
Advance America      1,600      12/04        -          17,600         11.00
Dollar Tree Store    5,400      01/05       2/5         43,200          8.00
Eckerd Drugs        10,260      01/05       4/5         42,270          4.12
Centered Health
  Care, P.A.         5,100      12/06        -          51,000         10.00
Hua Xiu Chinese
  Food Take Out
  Restaurant         1,600      04/07        -          16,480         10.30
Greenberg Dental     5,100      12/09        -          34,986          6.86
Vacant               3,600

(1) In general, each tenant pays its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount. Eckerd Drugs pays, as additional rent, a percentage of gross sales in excess of a prescribed amount, but is not obligated to pay any share of insurance costs. Beall's Outlet Store does not pay its proportionate share of any expenses.

(2)  This lease is for storage space.

(3) Approximately $107,525 is being held in escrow and is available for a period of 23 months following the closing of our purchase of this property (i.e., until January 2002) for disbursement to us for rent, common area maintenance charges, real estate taxes and insurance relating to 3,600 square feet of vacant space. Of these escrowed funds, $77,050 are available to be paid to us at the annual rate of $14.50 per square foot for base rent and $2.25 per square foot for common area maintenance, real estate taxes and insurance for 2,400 square feet of such vacant space, and $30,475 of these escrowed funds are available to be paid to us at the annual rate of $11.00 per square foot for base rent and $2.25 per square foot for common area maintenance, real estate taxes and insurance for 1,200 square feet of such vacant space. Payments are to be made to us monthly from that escrow if the spaces remain vacant during the 23-month period. When all or part of such vacant space is rented, and the new tenant begins paying full current rent and reimbursable expenses, the amount we will be entitled to receive from the escrow will be reduced or eliminated. The seller is also responsible for all leasing commissions, tenant improvements and all other costs associated with placing tenants in the vacant space.

     In addition, a $15,000 escrow has been established for the seller's obligation to perform certain parking lot paving and building cleaning, patching, caulking and painting.


                                                              Average     Percent of    Percent of
                                                              Base Rent      Total      Annual Base
                                     Annual Base    Total     Per Square  Building GLA     Rent
                        Approx. GLA   Rent of       Annual    Foot Under  Represented   Represented
  Year       Number of  of Expiring  Expiring       Base      Expiring    By Expiring   By Expiring
 Ending       Leases      Leases     Leases        Rent (1)   Leases        Leases       Leases  (2)
December 31,  Expiring  (Sq. Ft.)       ($)          ($)         ($)          (%)          (%)
-----------  ---------  ----------- -----------  -----------  ----------  ------------- -----------

   2000          4        12,010      100,335       811,915      8.35       10.06         12.36

   2001          6        31,265      220,667       673,596      7.06       26.18         27.18

   2002          1         1,600       16,480       563,147     10.30        1.34          2.45

   2003          2         4,000       43,950       538,703     10.99        3.35          7.80

   2004          1         1,600       19,808       515,783     12.38        1.34          3.68

   2005          2        15,660       85,471       421,502      5.46       13.11         16.57

   2006          1         5,100       60,894       418,509     11.94        4.27         14.45

   2007          1         1,600       19,664       346,240     12.29        1.34          4.70

   2008          -          -            -          341,521       -           -             -

   2009          1         5,100       49,776       343,408      9.76        4.27         14.57

(1) For purposes of this column, we made no assumptions regarding the re-leasing of expiring leases.  Therefore, no amount is included in this column for any lease which will expire during the specified 10-year period, commencing with its actual expiration date and continuing throughout the remaining years shown in this table.

(2) In view of the assumption made with regard to Total Annual Base Rent as explained in footnote (1), the percentages shown may not be reflective of the expected actual percentages.

(3) The foregoing assumptions should not be deemed indicative of or a prediction of future actual results.  It is the opinion of our management that the space for expiring leases will be re-leased at market rates existing at the time of the expiration of those leases.


We received an appraisal which states that it was prepared in conformity with the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation by an independent appraiser who is a member of the Appraisal Institute. The appraisal reported a fair market value for Conway Plaza, as of December 26, 1999, of $8,800,000. Appraisals are estimates of value and should not be relied on as a measure of true worth or realizable value.

                             Plan of Distribution

The following new subsection is inserted preceding the subsection "Other Discount" on page 184 of our Prospectus:

Deferred Commission Option

Subscribers for shares may agree with their participating Soliciting Dealer and the Dealer Manager to have selling commissions due with respect to the purchase of their shares paid over a six year period pursuant to a deferred commission option arrangement. Stockholders electing the deferred commission option will be required to pay a total of $9.40 per share purchased upon subscription, rather than $10.00 per share, with respect to which $0.10 per share will be payable as selling commissions due upon subscription. For each of the six years following the subscription, on a date or dates to be determined by the Dealer Manager, $0.10 per share will be deducted on an annual basis from cash distributions otherwise payable to the stockholders holding such shares and will be used by us to pay deferred commission obligations. The selling commissions paid upon subscription and in each of the six following years will be paid by us to the Dealer Manager, which selling commissions may be reallowed to the Soliciting Dealer by the Dealer Manager. Our net proceeds from this offering will not be affected by the election of the deferred commission option. Under this arrangement, and based on a $10.00 per share deemed value for each share issued, a stockholder electing the deferred commission option will pay a 1% selling commission upon subscription, rather than a 7% selling commission, and an amount equal to a 1% selling commission per year thereafter for the next six years will be deducted from cash distributions otherwise payable to the stockholder holding such shares and used by us to satisfy deferred commission obligations. The foregoing selling commission amounts may be adjusted with approval of the Dealer Manager by application of the volume discount provisions previously described on pages 182-183 of our Prospectus.

Stockholders electing the deferred commission option who are subject to federal income taxation will incur tax liability for cash distributions payable to them with respect to their shares even though such cash distributions will be withheld from such stockholders and will instead be paid to third parties to satisfy deferred commission obligations.

A new form of Subscription Agreement has been adopted for use where the subscriber elects the deferred commission option, which includes a box to check for election of the deferred commission option and a means for the broker-dealer to acknowledge that it agrees to the deferred commission option. The form of the new Subscription Agreement is included as Appendix A to this supplement. Investors who wish to elect the deferred commission option must make the election upon their Subscription Agreement/Signature Page of this new form of Subscription Agreement. In addition, the broker-dealer must also complete and sign the Subscription Agreement/Signature Page to acknowledge its agreement to the deferred commission option. The form of Subscription Agreement included as Appendix C to our Prospectus dated February 11, 1999 will continue to be used for subscribers not electing the deferred commission option.

Election of the deferred commission option shall authorize us to withhold cash distributions otherwise payable to such stockholder for the purpose of paying selling commissions due under the deferred commission option; provided, however, that in no event may we withhold in excess of $0.60 per share in the aggregate under the deferred commission option.

In the event that the shares become listed for trading on a national stock exchange or included for quotation on a national market system, or such listing or inclusion is reasonably anticipated to occur at any time prior to the satisfaction of the remaining deferred commission obligations, we shall accelerate the remaining selling commissions due under the deferred commission option. In such event, we shall provide notice of such acceleration to stockholders who have elected the deferred commission option. The amount of the remaining selling commissions due shall be deducted and paid by us out of cash distributions otherwise payable to such stockholders during the time period prior to any such listing of the shares for trading on a national market system or inclusion for quotation on a national market system; provided that, in no event may we withhold in excess of $0.60 per share in the aggregate during the six-year period following the subscription. To the extent that the cash distributions during such time period are insufficient to satisfy the remaining deferred selling commissions due, the obligation of us and our stockholders to make any further payments of deferred selling commissions under the deferred commission option shall terminate and the Dealer Manager (and participating Soliciting Dealers if the deferred selling commissions are reallowed to them by the Dealer Manager) will not be entitled to receive any further portion of the unpaid deferred selling commissions following any such listing for trading or inclusion for quotation of our shares.

In addition, if a subscriber elects the deferred commission option and subsequently elects to participate in our Share Repurchase Program or requests that we transfer his or her shares for any other reason prior to the time that the remaining deferred selling commissions have been deducted from cash distributions otherwise payable to that stockholder during the mentioned six year period, then we shall accelerate the remaining selling commissions due under the deferred commission option. In such event, we shall provide notice of such acceleration to the stockholder, and (i) in the case of an election to sell the shares under our Share Repurchase Program, the stockholder will be required to pay to us the unpaid portion of the remaining deferred commission obligation prior to or concurrently with our purchase of the stockholder's shares pursuant to our Share Repurchase Program or we may deduct such unpaid portion of the remaining deferred commission obligation from the amount otherwise due to the stockholder for our purchase of the stockholder's shares under our Share Repurchase Program; or (ii) in the case of a stockholder request that we transfer the shares for any other reason, the stockholder will not be entitled to effect any such transfer until the stockholder first either (a) pays to us the unpaid portion of the remaining deferred commission obligation or (b) provides a written instrument in form and substance satisfactory to us, and appropriately signed by the transferee, to the effect that the proposed transferee agrees to have the unpaid portion of the remaining deferred commission obligation deducted from cash distributions otherwise payable to the transferee during the remaining portion of the specified six year period.

All certificates representing any shares that elect the deferred commission option will bear a legend referring to the fact that such shares are subject to the terms of the deferred commission option including the withholding of cash distributions otherwise payable to the stockholders for the purpose of paying the deferred selling commission obligation.

The marketing contribution of 2% and the due diligence expense allowance of 0.5% will be payable on the gross offering proceeds for the shares electing the deferred commission option, based on a $10 per share deemed value for each share issued pursuant to that election.

The following new subsection is inserted at the end of this section on page 185 of our Prospectus:

Update

As of February 11, 2000, we had sold 6,148,060 shares resulting in gross proceeds of $61,468,604. Inland Securities Corporation, an affiliate of our Advisor, serves as dealer manager of this Offering and is entitled to receive selling commissions and certain other fees, as discussed further in our Prospectus. As of February 11, 2000, we have incurred $5,827,517 of commissions and fees payable to Inland Securities Corporation, which will result in our receipt of $55,641,087 of net proceeds from the sale of those 6,148,060 shares. An additional 66,851 shares have been sold pursuant to our Distribution Reinvestment Program as of February 11, 2000, for which we have received additional net proceeds of $635,084. We also pay an affiliate of our Advisor, which is owned principally by individuals who are affiliates of Inland, fees to manage and lease our properties. As of December 31, 1999, we have incurred and paid property management fees of $225,665, of which $201,835 were retained by the mentioned affiliate of our Advisor. Our Advisor may also receive an annual asset management fee of not more than 1% of our average invested assets, to be paid quarterly. As of the end of the quarter ending December 31, 1999, we had not paid or incurred any asset management fees. We may pay expenses associated with property acquisitions of up to .5% of the money that we raise in this Offering but in no event will we pay acquisition expenses on any individual property that exceeds 6% of its purchase price. Acquisition expenses totaling $1,538,776 are included in the purchase prices we have paid for all our properties purchased through February 11, 2000, which includes $40,363 of acquisition expenses paid in connection with the purchase of Conway Plaza.
After the purchase of Conway Plaza, we had invested approximately $41,040,000 in properties that we purchased for an aggregate purchase price of approximately $135,876,000, and after expenditures for organization and offering expenses and acquisition expenses and establishing appropriate reserves, as of February 11, 2000, we had net offering proceeds of approximately $11,270,000 available for investment in additional properties.

                               How to Subscribe

This section is revised by the insertion of the following immediately after the first paragraph of this section:

In addition, if a subscriber elects the deferred commission option, the subscriber must make the election by completing and signing the Subscription Agreement/Signature Page of the form of Subscription Agreement to be used for this purpose and the Soliciting Dealer must also complete and sign the Subscription Agreement/Signature Page to acknowledge its agreement to the deferred commission option, as more fully explained under "Plan of Distribution-Deferred Commission Option."

            Distribution Reinvestment and Share Repurchase Programs

Share Repurchase Program

The subsection, as previously revised, is further revised by the insertion of the following at the end of the subsection:

See "Plan of Distribution - Deferred Commission Option" for an explanation of what will be required of the stockholder if the stockholder has elected the deferred commission option and subsequently elects to participate in our Share Repurchase Program while there is an unpaid portion of the remaining deferred commission obligation.

                                   APPENDIX A
                     INLAND RETAIL REAL ESTATE TRUST, INC.
                             SUBSCRIPTION AGREEMENT

[LOGO]

                                    SPECIMEN

PLEASE COMPLETE THIS FORM OF SUBSCRIPTION AGREEMENT ONLY IF YOU WISH TO ELECT THE DEFERRED COMMISSION OPTION.


    PLEASE MAIL THE PINK COPY, THE WHITE COPY, AND YOUR CHECK MADE PAYABLE TO "LNB/ESCROW AGENT FOR IRRET" TO: Inland Securities Corporation, 2901 Butterfield Road, Oak Brook, Illinois 60523, Attn: Investor Services. Please use ballpoint pen or type the information.

- ------------------------------------------------------------------------------

       INLAND RETAIL REAL ESTATE TRUST, INC., INSTRUCTIONS TO PURCHASERS

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            INSTRUCTIONS              Any Person desiring to subscribe for Shares should
                                      carefully read and review the Prospectus, as
                                      supplemented to date, and if he/she desires to subscribe
                                      for Shares, complete the Subscription Agreement/
                                      Signature Page which follows these instructions. Follow
                                      the appropriate instruction listed below for the items
                                      indicated.
                                      Please print in ink or type the information.
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             INVESTMENT               Item 1(a)--Enter the number of Shares to be purchased
                 A                    and the dollars and cents amount of the purchase.
                                      Minimum purchase 300 Shares ($3,000). Qualified Plans
                                      100 Shares ($1,000). (Iowa requires 300 Shares
                                      ($3,000) for IRA accounts; Minnesota requires 200
                                      Shares ($2,000) for IRA and qualified accounts).
                                      Check the box to indicate whether this is an initial
                                      or an additional investment. The "Additional
                                      Investment" box must be checked in order for this
                                      subscription to be combined with another subscription
                                      for purposes of a volume discount.

                                      Item 1(b)--Deferred Commission Option:  Please check
                                      the box if you have agreed with your Soliciting Dealer
                                      to elect the Deferred Commission Option, as described
                                      in the prospectus, as supplemented to date.  By electing
                                      the Deferred Commission Option, you are required to pay
                                      only $9.40 per share purchased upon subscription.  For
                                      the next six years following the year of subscription,
                                      you will have a sales commission of $0.10 per share
                                      deducted from and paid out of cash distributions otherwise distributable to you.  Election of the Deferred Commission
                                      Option shall authorize the Company to withhold such amounts from cash distributions otherwise payable to you and to pay them as described in the "Plan of Distribution-Deferred
                                      Commission Option" section of the prospectus, as
                                      supplemented to date.

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                 B                    Item 2--Check if you desire to participate in
                                      Distribution Reinvestment Program.
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      REGISTRATION INFORMATION        Item 3--Enter the exact name in which the Shares are
                 C                    to be held. For co-owners enter the names of all
                                      owners. For investments by qualified plans, include
                                      the exact name of the plan. For investments by
                                      qualified plans, enter the name of the custodian or
                                      trustee on the first line and FBO the name of the
                                      investor on the second line. IF THIS IS AN ADDITIONAL
                                      PURCHASE BY A QUALIFIED PLAN, PLEASE USE THE SAME
                                      EXACT PLAN NAME AS PREVIOUSLY USED.

                                      Item 4--Enter the mailing address, state of residence
                                      and telephone number of the owner. For qualified
                                      investments please enter the mailing address of the
                                      custodian or trustee.

                                      Item 5--Enter the birth date(s) or date of
                                      incorporation.
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                                      Item 6--Check the appropriate box. If the owner is a
                                      non-resident alien, he must apply to the United
                                      States Internal Revenue Service for an identification
                                      number via Form SS-4 for an individual or SS-5 for a
                                      corporation, and supply the number to the Company as
                                      soon as it is available.

                                      Item 7--Check this box if the owner is an employee of
                                      Inland or an individual who has been continuously
                                      affiliated with Inland as an independent contractor.

                                      Item 8--Enter the Social Security number or Taxpayer
                                      I.D. number. The owner is certifying that this number
                                      is correct. For qualified investments, please enter
                                      both the investor's social security number (for
                                      identification purposes) and the custodian or
                                      trustee's Taxpayer I.D. number (for tax purposes).
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                 D                    Item 9--Enter the residence address if different than
                                      the mailing address. For qualified investments,
                                      please enter the residence address of the investor.
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                 E                    Item 10--Check the appropriate box to indicate the
                                      type of entity which is subscribing. If this is an
                                      additional purchase, this should be completed exactly
                                      the same as the previous investment. If the
                                      subscriber is a pension or profit sharing plan,
                                      indicate whether it is taxable or exempt from
                                      taxation under Section 501A of the Internal Revenue
                                      Code.
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             SIGNATURE                Item 11--The Subscription Agreement/Signature Page
                 F                    MUST BE EXECUTED by the owner(s), and if applicable,
                                      the trustee or custodian.
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       ALTERNATE ADDRESS FOR          Item 12--If owners desire direct deposit of
      DISTRIBUTIONS (OPTIONAL)        his/her/their cash distributions to an account or
                 G                    address other than as set forth in the Subscription
                                      Agreement/Signature Page, please complete. PLEASE
                                      MAKE SURE THAT THE ACCOUNT HAS BEEN OPENED AND THE
                                      ACCOUNT NUMBER IS PROVIDED, AS WELL AS INFORMING
                                      RECIPIENT THAT DISTRIBUTION WILL BE FORTHCOMING AND
                                      IS AN ASSET TRANSFER.
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      BROKER/DEALER REGISTERED        Item 13--Enter the name of the Broker/Dealer and the
           REPRESENTATIVE             name of the Registered Representative, along with the
                 H                    street address, city, state, zip code, telephone
                                      number, fax and email of the Registered
                                      Representative. By executing the Subscription
                                      Agreement/Signature Page, the Registered Representa-
                                      tive substantiates compliance with the conduct rules
                                      of the NASD, by certifying that the Registered
                                      Representative has reasonable grounds to believe,
                                      based on information obtained from the investor
                                      concerning his, her or its investment objectives,
                                      other investments, financial situation and needs and
                                      any other information known by such Registered
                                      Representative, that investment in the Company is
                                      suitable for such investor in light of his, her or
                                      its financial position, net worth and other
                                      suitability characteristics and that the Registered
                                      Representative has informed the investor of all
                                      pertinent facts relating to the liability, liquidity
                                      and marketability of an investment in the Company
                                      during its term. The Registered Representative
                                      (authorized signature) should sign where provided.
                                      Check the box to indicate whether the broker-dealer
                                      agrees to the Deferred Commission Option if the
                                      subscriber has elected the Deferred Commission Option;
                                      and the broker-dealer must sign, where provided, to
                                      acknowledge that agreement.
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     SUBMISSION OF SUBSCRIPTION       The properly completed and executed Pink and White
                                      copies of the Subscription Agreement/Signature Page
                                      together with a CHECK MADE PAYABLE TO "LNB/ESCROW
                                      AGENT FOR IRRET" should be returned to the owner's
                                      Registered Representative or the offices of Inland
                                      Securities Corporation, 2901 Butterfield Road, Oak
                                      Brook, Illinois 60523.
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NOTE:  If a Person other than the Person in whose name the Shares will be held is reporting the income received from the Company, you must notify the Company in writing of that Person's name, address and Social Security number.

ALL INVESTORS AND THEIR REGISTERED REPRESENTATIVES MUST SIGN THE SUBSCRIPTION AGREEMENT/SIGNATURE PAGE PRIOR TO TENDERING ANY FUNDS FOR INVESTMENT IN SHARES.

CALIFORNIA INVESTORS:

All Certificates representing Shares which are sold in the State of California will bear the following legend conditions: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFORE, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

Any subscriber seeking to purchase Shares pursuant to a discount offered by the Company must submit such request in writing and set forth the basis for the request. Any such request will be subject to verification by the Company.

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                      INLAND RETAIL REAL ESTATE TRUST, INC.
                      SUBSCRIPTION AGREEMENT [INLAND LOGO]
                      INLAND RETAIL REAL ESTATE TRUST, INC.
                      SUBSCRIPTION AGREEMENT/SIGNATURE PAGE
    Please read this Subscription Agreement/Signature Page and the Terms and
                           Conditions before signing.
              Subscriber must read the Subscription Instructions.
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MAKE CHECK PAYABLE TO LNB/ESCROW AGENT FOR IRRET
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   (1)a. Investment
         This subscription is in the amount of $__________ for the purchase of _______ Shares of Inland Retail Real Estate Trust,
         Inc. at $10 per Share. Minimum initial investment: 300 Shares (100 Shares for IRA, Keogh and qualified plan accounts-Iowa
A        requires 300 Shares for IRA accounts;  Minnesota requires 200 Shares for IRA and qualified plan accounts).
         This is an: [ ] INITIAL INVESTMENT   [ ] ADDITIONAL INVESTMENT
      b. Check the following box to elect the Deferred Commission Option [ ]
         (This election must agreed to by the Broker/Dealer listed below)
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    (2)  Distribution Reinvestment program: [ ] YES Subscriber elects to participate in the Distribution Reinvestment Program
B        described in the Prospectus. Distributions will be made by check unless box is marked.
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    (3)  REGISTERED OWNER                                                                            -          -
                                 ---------------------------------------------               ---------------------------------------
        [ ] Mr  [ ] Mrs [ ] Ms                                                                       (AREA CODE) HOME TELEPHONE
                                 ---------------------------------------------
         CO-OWNER
                                 ---------------------------------------------
        [ ] Mr  [ ] Mrs [ ] Ms
                                 ---------------------------------------------
    (4)  MAILING ADDRESS                                                                              -           -
                                 ---------------------------------------------                -------------------------------------
         CITY, STATE & ZIP CODE                                                                      (AREA CODE) BUSINESS TELEPHONE
                                 ---------------------------------------------
         STATE OF RESIDENCE                                   ------
     (5) BIRTH DATE
                                 --------------------        -----------------
C                                MONTH    DAY    YEAR        MONTH  DAY   YEAR
     (6) PLEASE INDICATE          CITIZENSHIP STATUS         [ ] U.S. CITIZEN
         [ ] RESIDENT ALIEN         [ ] NON-RESIDENT ALIEN
     (7) [ ] EMPLOYEE OR AFFILIATE
     (8) SOCIAL SECURITY #                                         CORPORATE OR CUSTODIAL
                                 -------------------------------   TAX IDENTIFICATION NUMBER
         CO-OWNER
         SOCIAL SECURITY #       -------------------------------    -------------------------
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    (9)          RESIDENCE ADDRESS IF DIFFERENT FROM ABOVE OR FOR INVESTOR OR QUALIFIED PLAN
D
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       STREET                              CITY                        STATE            ZIP CODE
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    (10) Check one
    A [ ] Individual Ownership          H [ ] IRA                                       L [ ] Pension or Profit Sharing Plan
                                                                                              [ ] Taxable    [ ] Exempt under 501A
    B [ ] Joint Tenants with Right                                                      M [ ] Trust/Date Trust Established _______
          of Survivorship               I [ ] QUALIFIED PLAN (KEOGH)                          Name of Trustee or other Administrator
E   C [ ] Community Property            J [ ] Simplified Employee Pension/Trust (S.E.P)       ______________________________________
    D [ ] Tenants in Common             K [ ] Uniform Gifts to Minors Act                     [ ] Taxable    [ ] Grantor A or B
    E [ ] Tenants by the Entirety             State of ________________ a Custodian     N [ ] Estate
    F [ ] Corporate Ownership                 for _________________________________     O [ ] Other (Specify) ______________________
    G [ ] Partnership Ownership                                                               [ ] Taxable    [ ] Non-Taxable
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    (11) The undersigned certifies, under penalties of perjury (i) that the taxpayer identification number shown on the
Subscription Agreement/Signature Page is true, correct and complete, and (ii) that he is not subject to backup withholding either because he has not been notified that he is subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified him that he is no longer subject to backup withholding.
The undersigned further acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such
Investor's behalf) the following:
     (a) acknowledges receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the
Prospectus of the Company relating to the Shares, wherein the terms and conditions of the offering of the Shares are described, including among other things, the restrictions on ownership and tranfer of Shares, which require, under certain circumstances, that a holder of Shares shall give written notice and provide certain information to the Company.
     (b) represents that I (we) either; (i) have a net worth (excluding home, home furnishings and automobiles) of at least $45,000 and estimate that (without regard to investment in the Company) I (we) have gross income due in the current year of at least
$45,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $150,000 or such higher suitability as may be required by certain states and set forth on the reverse side hereof; in the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares.
     (c) represents that the investors are purchasing the Shares for his or her own account and if I am (we are) purchasing Shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s) I (we) have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).
     (d) acknowledges that the Shares are not liquid; (not required for Minnesota residents)
     (e) if an Affiliate of the Company represents that the Shares are being purchased for investment purposes only and not with a view toward immediate resale.
Agreement Dated                                                       X
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                                                                      Signature -- Registered Owner
(Print Name of Custodian of Trustee)                                  X
                                                                      -------------------------------------------------------------
                                                                      Signature -- Co-Owner
----------------------------------------------------------------      A sale of the Shares may not be completed by the Soliciting
Authorized Signature (Custodian or Trustee)                           Dealers until at least five business days after receipt
                                                                      of the Prospectus.
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     (12) (Optional) Directly Deposit Cash Distributions to:          --------------------------------------------------------------
                                                                                           Account Number -- MUST BE FILLED IN
     Name of Bank,                                                    X
     Brokerage Firm                                                   --------------------------------------------------------------
     or Individual         -------------------------------------      Signature -- Registered Owner
G    Mailing Address       -------------------------------------
     City, State &                                                    X
     Zip Code              -------------------------------------      --------------------------------------------------------------
                                                                      Signature -- Co-Owner
     (13) Broker/Dealer data -- completed by selling Registered Representative (Please use Rep's address -- not home office)
     Name of Registered                                                         -               -
     Representative                                                     -------------------------------------------
     []Mr. []Mrs. []Ms.    -------------------------------------           Registered Representative's Telephone
--   Mailing
     Address                                                          Have you changed Broker/Dealers?    [] Yes    [] No
--
     City, State &                                                    Registered Representative's e-mail:
     Zip Code              -------------------------------------
--   Broker/Dealer                                                    --------------------------------------------------------------
     Name                  -------------------------------------      Registered Representative's fax:
--
     Home Office                                                      --------------------------------------------------------------
     Mailing Address       -------------------------------------
     City, State &                                                    X
     Zip Code              -------------------------------------      --------------------------------------------------------------
                                                                      Signature -- Registered Representative

Check the following box if the Broker/Dealer agrees to the Deferred Commission Option elected: [ ]
______________________________________
     Signature Broker/Dealer
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                     INLAND RETAIL REAL ESTATE TRUST, INC.
                                    SPECIMEN
                               (REVERSE SIDE OF)
                     SUBSCRIPTION AGREEMENT/SIGNATURE PAGE

    Certain states have imposed special financial suitability standards for investors who purchase Shares.

    If the investor is a resident of Maine, the investor must have either: (i) a minimum net worth (excluding home, home furnishings and automobiles) of $200,000; or (ii) a minimum annual gross income of $50,000 and a minimum net worth (exclusive of home, home furnishings and automobiles) of $50,000.

    If the investor is a resident of Massachusetts, Missouri or Tennessee, the investor must have either: (i) a minimum net worth (excluding home, home furnishings and automobiles) of $225,000; or (ii) a minimum annual gross income of $60,000 and a minimum net worth (exclusive of home, home furnishings and automobiles) of $60,000.

    In addition, if the investor is a resident of Ohio or Pennsylvania, the investment may not exceed 10% of the investor's liquid net worth.

    The Company intends to assert the foregoing representations as a defense in any subsequent litigation where such assertion would be relevant. The Company shall have the right to accept or reject this Subscription in whole or in part, so long as such partial acceptance or rejection does not result in an investment of less than the minimum amount specified in the Prospectus. As used above, the singular includes the plural in all respects if Shares are being acquired by more than one Person. As used in this Agreement, "Inland" refers to The Inland Group, Inc. and its Affiliates. This Agreement and all rights hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Illinois.

    BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE INVESTOR IS NOT WAIVING ANY RIGHTS UNDER THE FEDERAL SECURITIES LAWS.
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                   INVESTOR CHECK DATE
OFFICE USE ONLY    _______ -----------
                   INVESTOR CHECK # _______  Owner Account    / / / / / /
                   CHECK AMOUNT # _______    Number
                                                              -----------
Broker/Dealer                                Co-Owner         / / / / / /
                   / / / / / / / / / / / /
Number             /                         Account Number
                                             ---------- -
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